Exhibit 99.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective February 9, 2022 (the “Effective Date”), by and between MEDIACO HOLDING INC., an Indiana corporation, (“Employer” or “MediaCo”), and BRADFORD TOBIN, a New York resident (“Executive”).

RECITALS

WHEREAS, Employer and its subsidiaries and affiliates are engaged in the ownership and operation of certain radio, outdoor billboard, and other businesses (together with Employer, and as such subsidiaries and affiliates may change from time to time during the Term, the “MediaCo Group”).

WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Employment Status and Duties.  Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer.  During the Term (as defined herein), Executive shall serve as President, Chief Operating Officer and General Counsel or such other positions as may be assigned to Executive.  Executive shall have such duties, functions, authority and responsibilities as are commensurate with such positions. Executive shall report to the Chief Executive Officer of Employer.  Executive’s services hereunder shall be performed on an exclusive, full-time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer.  It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices designated by Employer in the New York City Metropolitan Statistical Area as its principal executive offices.  Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services:  (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement.  Executive shall also serve without additional remuneration as an officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by Employer or another member of the MediaCo Group, and shall also be entitled to the benefit of indemnification for such position(s) pursuant to the terms of Section 14.9.  Executive will be subject to all applicable employment and other policies of Employer, as outlined in Employer’s employee handbook and elsewhere.

2.            Term.  The term of this Agreement shall commence on the Effective Date and continue to and including August 10, 2023 (the “Term”).  This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the terms of this Agreement.  For purposes of this Agreement, the term “Contract Year” shall be defined to mean the twelve (12) month period commencing on August 11th of each calendar year during the Term and concluding on the 10th day of August of the following calendar year.

3.            Base Salary.

3.1            Cash Compensation.      Upon the terms and subject to the conditions set forth in this Agreement, during the Term, Employer shall pay or cause to be paid to Executive a base salary at an annualized rate (the “Base Salary”) of Three Hundred Fifty Thousand Dollars and No Cents ($350,000.00), in accordance with Employer’s customary payroll practices and procedures (less any withholding for applicable taxes and other charges required or permitted by law).  Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement (except that Executive shall not be considered to have failed or refused to render services during any periods of Executive’s incapacity or absence from work due to sickness or other approved leave of absence in accordance with the Employer’s policies).

3.2      Restricted Shares Grant.  On or about August 11, 2020, Employer granted to Executive 102,617 restricted shares (the “Restricted Shares Grant 1”) of Class A Common Stock of MediaCo (“Common Stock”).  The Restricted Shares Grant 1 shall vest thereafter in three (3) equal installments with the first one-third (1/3) installment vesting on August 11, 2021, the next one-third (1/3) installment vesting on August 11, 2022, and the final one-third (1/3) installment vesting on August 11, 2023, in each case subject to the terms of this Section 3.  On or about March 31, 2021, Employer granted to Executive 84,696 restricted shares (the “Restricted Shares Grant 2”) of Common Stock.  The Restricted Shares Grant 2 shall vest thereafter in three (3) equal installments with the first one-third (1/3) installment vesting on November 9, 2021, the next one-third (1/3) installment vesting on November 9, 2022, and the final one-third (1/3) installment vesting on November 9, 2023, in each case subject to the terms of this Section 3.  Restricted Shares Grant 1 and Restricted Shares Grant 2 are hereafter collectively referred to as “Restricted Shares”.  In the event that any dividends are paid on Restricted Shares during the vesting period for the Restricted Shares grant, Employer shall pay dividends with respect to Executive’s Restricted Shares that are scheduled to vest at the end of the Contract Year in which the dividend is paid, in the same form and at the same time as dividends are paid to other shareholders in respect of vested, unrestricted shares of Common Stock.  The Restricted Shares granted pursuant to this Section 3.2 shall be granted according to the terms and subject to the conditions of Employer’s 2020 Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by Employer and generally used to make equity-based awards to executive-level employees of the MediaCo Group (the “Plan”) and the Restricted Stock Agreement for the

applicable Plan on file with the U.S. Securities & Exchange Commission (each a “Restricted Stock Agreement”), and shall include a restrictive legend as provided for by the Plan.  Upon the vesting of any Restricted Shares, Employer shall withhold a sufficient number of shares of Common Stock to satisfy all federal, state and local withholding requirements unless Executive has otherwise remitted funds sufficient to satisfy any such withholding requirements, and Executive shall be permitted to elect additional share withholding for taxes under Section 15(a)(ii) of the Plan.

4.            Incentive Compensation.
4.1      Annual Bonus Amounts.  Upon the terms and subject to the conditions set forth in this Section 4, following the conclusion of each calendar year, Executive shall be eligible to receive one (1) performance bonus in an annualized target amount equivalent to Fifty Percent (50%) of Executive’s Base Salary for the Contract Year (each, an “Annual Bonus”), the exact amount of which, if any, shall be determined based upon attainment of certain performance, financial or other goals as determined each calendar year by the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its sole and absolute discretion, and communicated to Executive within ten (10) days after a final determination by the Compensation Committee.
4.2      Payment of Bonus Amounts.  Employer shall pay or cause to be paid to Executive the bonus amounts, if earned according to the terms and conditions set forth or referenced in this Agreement; provided that (unless provided otherwise in this Agreement) on the final day of the applicable measuring period for such bonus: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s material duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his death or incapacity, including during leaves of absence permitted by law or applicable policy of Employer, shall not be considered a breach of this Agreement or non-performance under this provision).  In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Common Stock; provided that the Common Stock evidencing any portion thereof is subject to any restrictions on resale under Employer’s insider trading policy and applicable federal and state law.  In the event that Employer elects pursuant to this Section 4.2 to pay any Annual Bonus amounts in Common Stock, the percentage of such bonus amounts payable in Common Stock shall be consistent with, and the exact number of shares of Common Stock to be awarded to Executive shall be determined in the same manner as that utilized for other executive-level employees of Employer. Any Annual Bonus amounts earned by Executive pursuant to the terms and conditions of Section 4.1 shall be paid after the end of the calendar year for which the bonus is earned (but in no event later than one hundred and twenty (120) days after the end of such calendar year).  Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law. Notwithstanding any other provisions of this Agreement, any bonus pursuant to Section 4.1 shall be paid to Executive by the earlier of the date specified herein or the date that is no later than two-and-a-half months after the end of either Employer’s or Executive’s first taxable year (whichever period is longer) in which any such bonus is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
5.            Expenses; Travel.  Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided that, such expenses are otherwise in accordance with Employer’s policies.  Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement.
6.            Vacation and Other Benefits.  During the Term, Executive shall be entitled to receive paid vacation in accordance with Employer’s applicable policies and procedures for executive-level employees.  Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive‑level employees of Employer in accordance with and to the extent that Executive is eligible under the general provisions of Employer’s fringe benefit plans or programs; provided, however, that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
7.            Confidential Information.
7.1      Non‑Disclosure.  Executive acknowledges that certain information concerning the business of the MediaCo Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop proprietary and confidential information concerning the business of Employer and/or other members of the MediaCo Group which, if known to Employer’s competitors, would damage Employer, other members of the MediaCo Group and their respective businesses.  Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer, or any other member of the MediaCo Group, which is not generally available to the public other than through the activities of Executive.  Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the MediaCo Group in connection with Executive’s employment prior to or during the Term.  Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
Notwithstanding anything to the contrary contained herein, nothing in this Agreement restricts or prohibits Executive from: (i) discussing his terms and conditions of employment; (ii) disclosing this Agreement to Executive’s legal, financial and tax advisors, and family members so long as such advisors and family members agree to adhere to the same confidential provisions outlined herein; and (iii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Moreover, Executive is hereby advised that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  See 18 U.S.C. §1833(b)(1).  Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.  See 18 U.S.C. §1833(b)(2).
7.2      Work Product.  Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the Term by Employer and relating in any way to the business or contemplated business, research or development of the MediaCo Group (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Employer.  Executive acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Employer.  To the extent that the foregoing does not apply, Executive by these presents does hereby irrevocably assign to Employer, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit Employer’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Employer would have had in the absence of this Agreement.  During and after his employment, Executive agrees to reasonably cooperate with Employer to (a) apply for, obtain, perfect and transfer to Employer the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Employer.  Executive hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Employer’s request (without limiting the rights Employer shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.  Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any confidential information, materials, software or other tools made available to him by Employer or the MediaCo Group.  Executive waives all moral rights that Executive may now have or hereafter have in the Work Product, including without limitation the rights of attribution and integrity under Section 106A of the United States Copyright Act, 17 U.S.C. § 101 et seq., as amended by the Visual Artists’ Rights Act of 1990.
7.3      Injunctive Relief.  Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage.  Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.

8.            Non‑Competition; Non-Solicitation; Anti-Raiding; Injunctive Relief.
8.1      To the extent permitted by law, Executive (whether on Executive’s own behalf or on behalf of any other person or entity) shall not directly or indirectly:
(i)            During the Term, and for a period of six (6) months (which shall be extended by the length of any period during which Executive is in violation of this Section 8.1(i)) immediately following the expiration or early termination of the Term for any reason, voluntary or involuntary (“Termination”), within the “Geographic Territory” (as defined below), own, manage, operate, or otherwise engage or participate in any business that competes directly or indirectly with the business of Employer or any member of the MediaCo Group (“Competitor”) if Executive performs any duties, responsibilities, or functions on behalf of the Competitor that (a) are the same as or similar to the duties, responsibilities, or functions Executive performed for Employer or a member of the MediaCo Group during any portion of the 12 (twelve) month period immediately preceding the Termination (“Pre-Termination Period”), (b) relate in any respect to any aspect of the business of a member of the MediaCo Group as to which, during any portion of the Pre-Termination Period, Executive performed any duties or services or received any confidential information, or (c) relate in any respect to, or would benefit from the use of, any confidential information Executive received during the Pre-Termination Period.  For purposes of this Section 8.1(i), Geographic Territory shall mean (a) New York, (b) New Jersey, (c) Connecticut, (d) New York City, New York, and/or (e) any other state, city, market, country, or geographic territory in which Employer or a member of the MediaCo Group delivered, sold, or marketed its products or services or conducted business during the Pre-Termination Period. Further, for the purposes of this Section 8.1(i) only, the term “Competitor” shall be limited to any business that, directly or indirectly, is engaged in (a) radio broadcasting or related services, (b) billboard or outdoor marketing services, (c) the music industry, and/or (d) providing digital services in the areas of hip hop, R&B, music, or multicultural programming.  At least five (5) business days prior to Executive’s commencement of any duties, responsibilities or functions for a Competitor, Executive and the Competitor shall provide Employer with a written notice that describes the duties, responsibilities and functions to be performed by Executive and certifies that such duties, responsibilities and functions will comply with the terms and conditions of this Agreement.  The parties acknowledge and agree that Employer’s and the MediaCo Group’s business is generally located at least within the Geographic Territory, extends throughout the Geographic Territory and is not limited to any particular region of the Geographic Territory.   As long as Executive does not engage in any activity prohibited by this Section 8.1(i), Executive’s ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer or the MediaCo Group for the purpose of this Section 8.1.  Notwithstanding the foregoing, (A) with Employer’s written consent, which shall not be unreasonably withheld, Executive may join a commercial enterprise with multiple divisions or business lines, even if a division or business line engages in a business competitive with Employer, if such competitive business represents an insignificant portion of the commercial enterprise’s operations and revenue and Executive's services are not primarily for the competitive divisions or business lines; provided however, that Executive shall continue to comply with Executive’s obligations under Section 7.
(ii)            During the Term, and for a period of one (1) year (which shall be extended by the length of any period during which Executive is in violation of this Section 8.1(ii)) immediately following Termination, sell or otherwise provide or solicit the sale or provision of (or supervise such activities) any products or services that directly or indirectly compete with any products or services of Employer or any member of the MediaCo Group to any person or entity as to which, during any portion of the Pre-Termination Period, Executive sold or supervised the sale of products or services, or otherwise performed any duties or services on behalf of Employer or a member of the MediaCo Group, or received any confidential information.
(iii)            During the Term, and for a period of one (1) year (which shall be extended by the length of any period during which Executive is in violation of this Section 8.1(iii)) immediately following Termination, hire or otherwise engage any employee of Employer or a member of the MediaCo Group, or any other person or entity who during any portion of the three (3) months immediately preceding Termination had an actual employment, consulting, or contractor relationship with Employer or a member of the MediaCo Group or solicit, induce, or influence any such employee or other person or entity to discontinue, reduce, reject, or otherwise change in any manner adverse to the interests of Employer or a member of the MediaCo Group the nature or extent of such relationship with Employer or a member of the MediaCo Group; provided, however, that this restriction shall extend to only those persons who have access to or possess any knowledge that would give a competitor an unfair advantage.  Notwithstanding anything to the contrary contained herein, nothing herein shall restrict or prohibit the solicitation or employment of any person (x) resulting from generalized searches for employees through the use of bone fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency, that are not targeted specifically at employees of Employer; or (y) following the cessation of such person’s employment with Employer without solicitation or encouragement by Executive or such of Executive’s affiliates, directly or indirectly, in relation to such cessation of employment.
8.2      Injunctive Relief.  Executive acknowledges the special and unique nature of Executive’s employment with Employer as an executive-level employee, and understands that, as a result of Executive’s employment with Employer prior to and during the Term, Executive has gained and will continue to gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and its subsidiaries and affiliated entities, including but not limited to the confidential information described more fully in Section 7.1.  Accordingly, Executive acknowledges Employer’s interest in preventing the disclosure of such information through the engagement of Executive’s services by any of Employer’s or the MediaCo Group’s competitors following the expiration or termination of the Term for any reason.  Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s and the MediaCo Group’s employees, customers and suppliers.  Executive further acknowledges that Executive’s breach of Section 8.1 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage.  Accordingly, if Executive breaches Section 8.1, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 8.1, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.  Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full restrictive covenant periods set forth therein.  Accordingly, the obligations set forth in Section 8.1 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
8.3      Construction.  Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
9.            Effect of Termination.  In the event of any termination of this Agreement, Executive’s employment shall terminate, and Executive and Employer shall have the following obligations:
9.1      Executive’s Obligations.  Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, and any obligations arising in connection with any conduct of Executive described in Section 10.4.
9.2      Employer’s Obligations.  Employer shall have no further obligations or liabilities hereunder, except that Employer shall:

(i)            Not later than two (2) weeks after the termination date, pay to Executive, pursuant to Employer’s customary payroll processes, in a lump-sum cash payment, subject to any applicable tax withholding and deductions required by law:
(a)            Any Base Salary earned on or prior to the termination date, but which remains unpaid as of the termination date;
(b)            Any other of Executive’s then-vested sums and benefits in accordance with the terms of this Agreement and the applicable benefits program; including, if any, an Annual Bonus payment and equity pursuant to the terms and conditions of Section 4; and
(c)            Any unreimbursed expenses, subject to the terms and conditions of Section 5; and
(ii)            Comply with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination; and
(iii)            Perform Employer’s obligations, if any, under Section 10.
10.            Severance.
10.1      Conditions of Severance. If (a) Employer terminates this Agreement during the Term other than for Cause (as defined below) or other than upon Executive’s death or Disability (as defined below), or (b) Executive terminates this Agreement for Good Reason (as defined below), Employer shall provide a severance agreement and general release (in form reasonably acceptable to Employer) to Executive within two (2) weeks after the effective date of such termination of employment, and, if Executive signs such severance agreement and general release, then within two (2) weeks after the effective date of such severance agreement and general release:
(i)            Employer shall pay to Executive, pursuant to Employer’s customary payroll processes,  in a lump sum cash payment, an amount equal to six (6) months of Executive’s then-current Base Salary, subject to any applicable tax withholding and deductions as required by law;
(ii)            Employer shall accelerate in full the vesting of any equity granted to Executive prior to the termination date, subject to any applicable tax withholding and deductions as required by law; and

(iii) Employer shall also pay to Executive any other of Executive’s then-vested sums and benefits in accordance with the terms of this Agreement and the applicable benefits program; including, if any, an Annual Bonus payment pursuant to the terms and conditions of Section 4, and any unreimbursed expenses, subject to the terms and conditions of Section 5.
10.2      Severance Agreement and General Release.  Executive acknowledges and agrees that his execution of the severance agreement and general release is an inducement to Employer’s agreement to make such payments and a material condition to Executive’s receipt of any payments or benefits outlined in this Section 10.
10.3      Definition of Termination of Employment.  For purposes of this Agreement, “terminates employment,” “termination of employment,” or any variation of that term means a separation from service within the meaning of Section 409A (defined below).  If Executive’s employment terminates but does not qualify as a separation from service under Section 409A, then Executive shall become entitled to receive the severance pay and benefits set forth in this Agreement at such time as he incurs a separation from service.
10.4      Definition of Cause.  For purposes of this Agreement, “Cause” shall be defined to mean any of the following:  (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement, or any material duties assigned to Executive consistent with the terms of this Agreement (Executive’s inability or failure to perform his obligations hereunder because of his death, Disability or incapacity, including during leaves of absence permitted by law or applicable policy of Employer, shall not be considered Cause for termination under this provision), or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure, Employer may terminate this Agreement for Cause for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether similar or related) without providing any further notice or opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission, or which otherwise jeopardize any of the licenses granted to Employer or any member of the MediaCo Group in connection with the ownership or operation of any radio station; (iv) theft in any amount; (v) actual or threatened violence against any individual (in connection with his employment hereunder) or another employee; (vi) sexual or other prohibited harassment of others that is actionable under applicable laws; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7; (viii) any action which brings Employer or any member of the MediaCo Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause or gross misconduct under applicable laws.
10.5      Definition of Disability.  Executive’s termination of employment shall be upon Executive’s “Disability” if Employer’s notice of termination is given after Executive qualifies for coverage under Employer’s then applicable long term disability insurance plan and such plan is not materially less favorable to Executive than the long term disability insurance plan in effect on the Effective Date.
10.6      Definition of Good Reason.  For purposes of this Agreement, the term “Good Reason” shall be defined to mean, without Executive’s written consent: (i) a reduction by Employer in Executive’s Base Salary or target Annual Bonus opportunity from the amounts set forth in this Agreement; (ii) Employer requiring Executive to work in an office that is more than thirty-five (35) miles from the location of Employer’s principal executive offices at the time of this Agreement, except for required travel on business of the Employer to the extent substantially consistent with Executive’s business travel obligations, or (iii) a material breach of the terms of this Agreement by Employer; provided that Executive has given Employer written notice of such breach within thirty (30) days of the initial occurrence of the event that is alleged to constitute Good Reason, such breach remains uncured in the thirty (30) day period after such notice, and Executive terminates his employment no later than ten (10) days after the cure period has expired.  Employer shall not take any position that a termination of employment by Executive for Good Reason fails to constitute on involuntary separation from service for purposes of Section 409A.
10.7 .  If this Agreement expires at the end of the second Contract Year and is not renewed or extended by the parties, Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the expiration of this Agreement.  Employer shall have no further obligations or liabilities hereunder or otherwise, except the liabilities and obligations set forth in Sections 9.2(i) and 9.2(ii) above.
11.            Application of Internal Revenue Code Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Employer reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if Employer (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Employer (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

This Agreement is intended to comply with Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A.  Employer shall use commercially reasonable efforts to comply with Section 409A with respect to payments of benefits hereunder.

12.      Adjustments for Changes in Capitalization of Employer.  In the event of any change in Employer’s outstanding Common Stock during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation or other event, the number and class of Common Stock awarded pursuant to Section 4 shall be adjusted by the Compensation Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan, and the Restricted Stock Agreement.  The determination of the Compensation Committee shall be conclusive and binding.  All adjustments pursuant to this Section 12 shall be made in a manner that does not result in taxation to the Executive under Section 409A.
13.            Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or equivalent only) will make such delivery, if sent via such overnight delivery service, postage prepaid, (b) the date such delivery is made, if delivered in person to the notice party specified below, or (c) the date such delivery is made, if delivered via email.   Such notice

shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
(i)            If to Employer:

MediaCo Holding Inc.
395 Hudson Street, 7th Floor
New York, New York 10014
Attn: Rahsan-Rahsan Lindsay, Chief Executive Officer
Email: rahsan@mediacoholding.com; legal@mediacoholding.com

With a copy to:
Justin Chairman, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Email:  justin.chairman@morganlewis.com

(ii)            If to Executive, to Executive at Executive’s address in the personnel records of Employer.
14.            Miscellaneous.
14.1      Governing Law; Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.  Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in the Commercial Court of the State of Indiana located in Marion County, so long as such court has subject-matter jurisdiction over such action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Indiana; provided, however, that Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found.  Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense thereto, including but not limited to, lack of personal jurisdiction, improper or wrong venue, or inconvenience.
14.2      Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
14.3      Entire Agreement.  This Agreement shall supersede and replace, in all respects, any and all prior employment agreements between Executive and any member of the MediaCo Group, and such agreements shall immediately terminate

and be of no further force or effect.   For purposes of the preceding sentence, any indemnification, intellectual property rights, restricted stock or option agreement, as well as any benefits-related agreement, shall not constitute a “prior employment agreement.”
14.4      Assignment.  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 14.6 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate.  Employer may assign all or any portion of its rights and obligations hereunder to any other member of the MediaCo Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
14.5      Amendments; Waivers.  Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer.  Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder.  The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision.  No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
14.6      Beneficiaries.  Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer.  Executive shall have the right to revoke any such designation and to re‑designate a beneficiary by written notice to Employer (or to any applicable insurance company).
14.7      Change in Fiscal Year.  If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
14.8      Executive’s Warranty and Indemnity.  Executive hereby represents and warrants that Executive:  (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement.  Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to, Executive’s breach of any of the representations or warranties contained in this Section 14.8.
14.9      Indemnification.  Executive shall be entitled to the benefit, to the fullest extent permitted by applicable law, of (i) the indemnification provisions set forth in Employer’s articles of incorporation and/or by‑laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) and (ii) Executive’s rights under that certain Director and Officer Indemnification Agreement executed by Executive and MediaCo dated as of July 16, 2020 (the “Indemnification Agreement”).  Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement.  It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
14.10      Survival.  The provisions of this Agreement shall survive the termination or expiration of this Agreement to the extent necessary in order to effectuate the intent of the parties hereunder, including without limitation Sections 5, 7, 8, 9, 10, 11, 13, and 14.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
MEDIACO HOLDING INC.
(“Employer”)

By:  /s/ Rahsan-Rahsan Lindsay

Name:            Rahsan-Rahsan Lindsay

Its:            Chief Executive Officer

BRADFORD TOBIN
(“Executive”)
/s/ Bradford Tobin
Bradford Tobin

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